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EXHIBIT 10.9

COMMISSION AGREEMENT

        The purpose of this Agreement is to confirm the terms of the employment relationship between Jones Soda Company ("Employer or Company") and Matt Hughes ("Employee").

        1.    Employment.    Employer and Employee agree that this Commission Agreement shall continue through July 1, 2002 to evaluate the success of the employment relationship. If the parties decide to continue the employment relationship after July 1, 2002, employment with the Company will be "at will" meaning that either Employee or Employer may terminate employment at any time for any reason, with or without cause, and with or without notice.

        2.    Position and Duties.    Employer and Employee agree that Employee will be employed as the President of Whoopass USA Inc. starting on April 1, 2002. Employee's responsibilities include those duties that are customary and ordinary to execute sales and increase revenues of Whoopass Energy Shots.

        3.    Commission.

          3.1    Draw.    For all services rendered by Employee under this Agreement, Employee may draw $7,500 per month. This draw is dependent upon Employee meeting or exceeding the Monthly Breakeven Target.

            a.    Monthly Breakeven Target.    Employee's draw is based on Employee meeting or exceeding $92,340 in revenue per month (approximately 3,240 cases of Whoopass Energy Shots and gross profit of $29,905). Employee acknowledges that Company will closely monitor Employee's sales performance to evaluate the success of this employment relationship.

            b.    Commission Rate.

            1.    25% of the balance of profit remaining after all expenses are deducted to a maximum payout to Employee of $13,000 per month.

            2.    5% of all remaining net profit.

            c.    Expenses Deducted From Gross Profit Target.    From the $29,905 gross profit target, the following expenses shall be deducted before commission is calculated:

            1.    Salaries and wages;

            2.    Benefits;

            3.    Car allowance;

            4.    Travel, lodging, entertainment expense;

            5.    $10,000 payment to Company for corporate overhead utilization;

            6.    1% bad debt accrual (returned at end of year if not incurred);

            7.    Any regional marketing deals;

            8.    Any other expenses associated and incurred by Whoopass Energy Shots program and/or Employee.

        4.    Marketing.    Employee agrees that no regional marketing programs may be entered without prior written approval by Matt Kellogg.

        5.    Start Up.    It is agreed that 3,456 cases of Whoopass Energy Shots are on order prior to execution of this Agreement. Employee is not entitled to commission based on these orders. Any orders after execution of this Agreement will be included in Employee's April orders.

        6.    Entire Agreement.    This Agreement represents and contains the entire understanding between the parties in connection with the subject matter of this Agreement. The Agreement shall not be modified or varied except by a written document signed by the parties. All prior written or oral agreements, understandings or representations between Employee and Employer are merged into and superseded by this Agreement. Employee specifically releases Company from all terms, agreements, and representations included in the May 30, 2001 Offer Letter.

        7.    Miscellaneous.    Employee agrees that no other commission, bonuses, stock options, or any other compensation in any form are owed to Employee.

        8.    Severability.    If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall, at any time, or to any extent, be determined invalid or unenforceable, the remaining provisions hereof shall not be affected thereby and shall be deemed valid and fully enforceable to the extent permitted by law.

        9.    Notices.    Any notice hereunder shall be sufficient if in writing and delivered to the party or sent by certified mail, return receipt requested and addressed as follows:

If to Employer:
Jones Soda Company 234 Ninth Avenue North Seattle, WA 98109
If to Employee:
Matt Hughes

Either party may change the address herein specified by giving to the other, written notice of such change as provided in paragraph 12.1 of this Agreement.

        10.    Governing Law.    This Agreement is made and shall be construed and performed under the laws of the State of Washington.

        11.    Venue and Attorneys' Fees.    A breach of any of the terms of this Agreement shall entitle the aggrieved party to sue for breach of the Agreement. In such case, venue shall be in King County, Washington. In the event it is necessary for either party to institute suit in connection with this Agreement or its breach, the prevailing party in said suit or proceeding shall be entitled to reimbursement for its reasonable costs and attorney's fees incurred.

        12.    Assignment and Successors.    The rights and obligations of Employer under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Employer. The rights and obligations of Employee hereunder are nonassignable. Employer may assign its rights and obligations to any entity in which Employer or a company affiliated to Employer, has a majority ownership interest.

        DATED this          day of                             , 2002.

EMPLOYER:		EMPLOYEE:
JONES SODA COMPANY
By	/s/ MATT KELLOGG	/s/ MATT HUGHES

	Matt Kellogg	Matt Hughes
Its Executive Chairman

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  EXHIBIT 10.9
COMMISSION AGREEMENT